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                                                                    EXHIBIT 11.1

                        CHEMGENICS PHARMACEUTICALS, INC.

                   STATEMENT OF PRO FORMA NET LOSS PER SHARE

                                                                                     NINE MONTHS
                                                                                        ENDED
                                                                                      SEPTEMBER
                                                                     YEAR ENDED          30,
                                                                    DECEMBER 31,        1996
                                                                        1995         -----------
                                                                    ------------     (UNAUDITED)
Net (loss)........................................................   (2,395,282)     (10,439,856)
                                                                     ----------      -----------
Weighted average common shares outstanding........................      571,024          575,214
Common stock options and shares issued after November 30, 1996
  pursuant to the treasury stock method...........................    2,716,691        2,716,691
Common stock issuable upon conversion of series A, B, C, D and E
  preferred stock.................................................    4,458,528        4,458,528
                                                                     ----------      -----------
Shares used in computing pro forma net loss per common share......    7,746,243        7,750,433
                                                                     ----------      -----------
Pro forma net loss per common share...............................        (0.31)           (1.35)
                                                                     ==========      ===========
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